Exhibit 99.1

Teva Reports Growth in Fourth Quarter and Full Year 2023

  2023 revenues of $15.8 billion reflect an increase of 7% in local currency terms, compared to 2022
    AUSTEDO® - exceeding $1.2 billion in annual revenues, up 28% from 2022; strong growth expected to continue in 2024 with expected revenues of ~$1.5 billion;
    AJOVY® - global annual revenues of $435 million, up 16% from 2022;
    Generics business continues to stabilize, back to revenue growth
  Q4 2023 and full year 2023 figures include the impact of the $500 million upfront payment received in connection with the collaboration on our anti-TL1A asset
  Ongoing net debt reduction – reduced to $16.6 billion as of December 31, 2023
  Pivot to Growth strategy in action:
    Teva api Intended divestiture will allow us to focus on our core business strengths and capital allocation towards growth engines and innovation
    Exclusive collaboration with Sanofi on anti TL1-A (TEV-‘574) entered into in October 2023
    Funding agreement with Royalty Pharma on olanzapine LAI (TEV-’749)
    License agreement with Biolojic Design on a BD9 multibody for potential treatment of Atopic Dermatitis and Asthma
  2024 Business Outlook:
    Revenues of $15.7 - $16.3 billion
    Non-GAAP operating income of $4.0-$4.5 billion
    Adjusted EBITDA of $4.5 - $5.0 billion
    Non-GAAP diluted EPS of $2.20 - $2.50
    Free cash flow of $1.7 - $2.0 billion

TEL AVIV, Israel--(BUSINESS WIRE)--January 31, 2024--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the year and the quarter ended December 31, 2023.

  Q4 2023 and Full Year 2023 Highlights:
	Q4 2023	FY 2023
Revenues	$4.5 billion	$15.8 billion
GAAP diluted earnings (loss) per share	$0.41	$(0.50)
Non-GAAP diluted EPS	$1.00	$2.56
Cash flow generated from operating activities	$1,184 million	$1,368 million
Free cash flow	$1,486 million	$2,387 million

Mr. Richard Francis, Teva's President and CEO, said: "2023 has been a year of significant advances for Teva, a year in which we gained momentum on our Pivot to Growth strategy, and achieved strong growth on our key innovative brands, accelerated our late-stage pipeline assets, and brought our generics business back to growth.

Mr. Francis continued, "In 2024, we look forward to seeing continued progress across our key innovative growth drivers, while also executing on our high-value, complex generics business with new product launches, and achieving the exciting clinical milestones of our late-stage pipeline assets."

Pivot to Growth Strategy

In May 2023, we introduced our new “Pivot to Growth” strategy, which is based on four key pillars: (i) delivering on our growth engines, mainly AUSTEDO, AJOVY, UZEDY® and our late-stage pipeline of biosimilars; (ii) stepping up innovation through delivering on our late-stage innovative pipeline assets as well as building up our early-stage pipeline organically and potentially through business development activities; (iii) sustaining our generics medicines powerhouse with a global commercial footprint, focused portfolio, pipeline and manufacturing footprint; and (iv) focusing our business by optimizing our portfolio and global manufacturing footprint to enable strategic capital deployment to accelerate our near and long-term growth engines and reorganizing certain of our business units to a more optimal structure, while also reorganizing key business units to enhance operational efficiency.

Revision of Previously Reported Consolidated Financial Statements

In connection with the preparation of our consolidated financial statements as of and for the fiscal year ended December 31, 2023, we determined that there were errors in a single contingent consideration liability and related expenses in connection with estimated future royalty payments, along with corresponding deferred tax adjustments, that aggregated into an understatement of $132 million in the contingent consideration liability, of which $98 million related to 2022 and $34 million related to 2023. These errors resulted from the exclusion of royalty payments that should have been included in the fair value re-measurement calculation of the contingent consideration liability at each reporting period, as of and for the year ended December 31, 2022 and the quarterly and year-to-date periods ended June 30, September 30 and December 31, 2022, and March 31, June 30 and September 30, 2023. These errors did not impact our actual royalty payments, as well as our total cash flows from operating activities, financing activities and investing activities for the periods stated above.

We assessed the materiality of these errors, individually and in the aggregate, considering both qualitative and quantitative factors, and determined that these errors were not material to any of the prior periods. However, the aggregate amount of errors in 2022 is material to the consolidated statements of income (loss) for fiscal year 2023. Therefore, we have corrected these errors as a revision to our previously issued consolidated financial statements. This revision did not impact our non-GAAP results.

In connection with these errors, management identified a material weakness in our internal controls over financial reporting as of December 31, 2023. We are in the process of implementing a remediation plan to address the material weakness.

The tables below present the impact of the revision on previously reported line items discussed within this press release:

	Three months ended			Year ended,
	December 31, 2022			December 31, 2022
	As previously reported	Adjustment	As revised	As previously reported	Adjustment	As revised
Other asset impairments, restructuring and other items	132	85	217	414	98	512
Operating income (loss)	(855)	(85)	(940)	(2,099)	(98)	(2,197)
Income (loss) before income taxes	(1,100)	(85)	(1,185)	(3,065)	(98)	(3,163)
Income taxes (benefit)	154	(5)	149	(638)	(5)	(643)
Net income (loss)	(1,254)	(80)	(1,333)	(2,406)	(93)	(2,499)
Net income (loss) attributable to Teva	(1,221)	(80)	(1,301)	(2,353)	(93)	(2,446)
Earnings (loss) per share attributable to ordinary shareholders:
Basic	(1.10)	(0.07)	(1.17)	(2.12)	(0.08)	(2.20)
Diluted	(1.10)	(0.07)	(1.17)	(2.12)	(0.08)	(2.20)

2023 Annual Consolidated Results

The data presented in this press release with respect to operating income (loss), income (loss) before income taxes, income taxes (benefit), net income (loss) attributable to Teva and earnings (loss) per share for prior periods have been revised to reflect a revision in relation to a contingent consideration and related expenses as explained above.

Revenues in 2023 were $15,846 million, an increase of 6%, in U.S. dollars or 7% in local currency terms, compared to 2022. This increase was mainly due to an upfront payment received in connection with the collaboration on our anti-TL1A asset, higher revenues from generic products in our International Markets and Europe segments, higher revenues from our innovative products AUSTEDO and AJOVY, the sale of certain product rights in our Europe segment, as well as higher revenues from Anda, partially offset by lower revenues from COPAXONE®, API sales to third parties, BENDEKA® and TREANDA®, and generic products in our North America segment.

Exchange rate movements during 2023, including hedging effects, negatively impacted revenues by $172 million, operating income by $111 million and non-GAAP operating income by $108 million, each as compared to 2022.

Gross profit was $7,645 million in 2023, an increase of 10% compared to 2022. Gross profit margin was 48.2% in 2023, compared to 46.7% in 2022. The increase in gross profit margin was mainly due to an upfront payment received in connection with the collaboration on our anti-TL1A asset and higher revenues from AUSTEDO in our North America segment, as well as the sale of certain product rights in our Europe segment, partially offset by higher cost of goods sold, mainly driven by higher costs due to inflationary and other macroeconomic pressures, and lower revenues from COPAXONE. Non-GAAP gross profit was $8,470 million in 2023, an increase of 5.1% compared to 2022. Non-GAAP gross profit margin was 53.5% in 2023, compared to 54.0% in 2022. The decrease in non-GAAP gross profit margin was mainly due to higher cost of goods sold, mainly due to inflationary and other macroeconomic pressures and lower revenues from COPAXONE, partially offset by an upfront payment received in connection with the collaboration on our anti-TL1A asset and higher revenues from AUSTEDO in our North America segment, as well as the sale of certain product rights in our Europe segment.

Research and Development (R&D) expenses, net in 2023 were $953 million, an increase of 14% compared to $838 million in 2022, as we continue to execute on our Pivot to Growth strategy. Our higher R&D expenses, net, in 2023, compared to 2022, were mainly due to an increase related to our late-stage innovative pipeline in neuroscience (mainly neuropsychiatry), in immunology and immuno-oncology, partially offset by a decline in various generics projects, as well as lower R&D expenses related to our biosimilar products pipeline. Additionally, in 2022 our R&D expenses were lower due to an adjustment in payments pursuant to a contract with one of our R&D partners. Our R&D expenses, net in 2023 were also impacted by reimbursements from our strategic partnerships entered into in 2023.

Selling and Marketing (S&M) expenses in 2023 were $2,336 million, an increase of 3% compared to 2022.

General and Administrative (G&A) expenses in 2023 were $1,162 million, a decrease of 2% compared to 2022.

Other income in 2023 was $49 million, compared to $107 million in 2022.

Operating income was $433 million in 2023, compared to operating loss of $2,197 million in 2022. Operating income as a percentage of revenues was 2.7% in 2023, compared to operating loss as a percentage of revenues of 14.7% in 2022. This increase was mainly due to higher goodwill impairment charges and legal settlements and loss contingencies in 2022. Non-GAAP operating income was $4,361 million in 2023, or 27.5% of revenues compared to $4,139 million, or 27.7% of revenues in 2022. The decrease in non-GAAP operating margin was mainly impacted by lower gross profit margin, as discussed above, partially offset by lower operating expenses as a percentage of revenues.

Adjusted EBITDA was $4,818 million in 2023, compared to $4,598 million in 2022.

In 2023, financial expenses, net were $1,057 million, compared to $966 million in 2022. Financial expenses in 2023 were mainly comprised of net-interest expenses of $961 million. Financial expenses in 2022 were mainly comprised of net-interest expenses of $921 million.

In 2023, we recognized a tax benefit of $7 million, or 1%, on a pre-tax loss of $624 million. In 2022, we recognized a tax benefit of $643 million, or 20%, on a pre-tax loss of $3,163 million. Our tax rate for 2023 was lower than in 2022 mainly due to higher goodwill impairment charges in 2022 that did not have a corresponding tax effect. Non-GAAP tax rate for 2023 was 13.0%, compared to 11.7% in 2022. Our non-GAAP tax rate in 2023 was mainly affected by the mix of products we sold, net deferred tax benefits from intellectual property related integration plans and carryforward losses, adjustment to valuation allowances on deferred tax assets and interest expense disallowances.

Net loss attributable to Teva and loss per share in 2023 were $559 million and $0.50, respectively, compared to net loss attributable to Teva of $2,446 million and loss per share of $2.20 in 2022. This change in net income was mainly due to higher goodwill impairment charges and legal settlements and loss contingencies in 2022, partially offset by higher tax benefits in 2022. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in 2023 were $2,898 million and $2.56, respectively, compared to $2,812 million and $2.52 in 2022.

As of December 31, 2023 and 2022, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,157 million and 1,143 million shares, respectively.

Non-GAAP information: net non-GAAP adjustments in 2023 were $3,458 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the year were adjusted to exclude the following items:

  Amortization of purchased intangible assets totaling $616 million, of which $549 million is included in cost of goods sold and the remaining $67 million in S&M expenses;
  Legal settlements and loss contingencies of $1,043 million;
  Goodwill impairment charges of $700 million;
  Impairment of long-lived assets of $378 million.
  Restructuring expenses of $111 million;
  Costs related to regulatory actions taken in facilities of $4 million;
  Equity compensation expenses of $121 million;
  Contingent consideration expenses of $548 million;
  Gain on sale of business of $3 million;
  Accelerated depreciation of $80 million;
  Financial expenses of $66 million;
  Items attributable to non-controlling interests of $92 million;
  Other non-GAAP items of $330 million; and
  Corresponding tax effects and unusual tax items amounted to income of $446 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities in 2023 was $1,368 million, compared to $1,590 million in 2022. The decrease in 2023 resulted mainly from the sale of accounts receivables under our U.S. securitization facility during 2022 and higher payments of legal settlements in connection with the opioids litigation in 2023, partially offset by changes in working capital items, including positive impacts of accounts payables and accounts receivables in 2023, as well as higher tax payments in 2022.

During 2023, we generated free cash flow of $2,387 million, which we define as comprising $1,368 million in cash flow generated from operating activities, $1,477 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $68 million proceeds from sale of businesses and long lived assets, partially offset by $526 million in cash used for capital investments. During 2022, we generated free cash flow of $2,243 million, which we define as comprising $1,590 million in cash flow generated from operating activities, $1,140 million in beneficial interest collected in exchange for securitized accounts receivables and $68 million proceeds from sale of businesses and long lived assets, partially offset by $548 million in cash used for capital investments and $7 million in cash used for acquisition of businesses, net of cash acquired. The increase in 2023 resulted mainly from higher beneficial interest collected in exchange for securitized accounts receivables under our EU securitization, partially offset by lower cash flow generated from operating activities.

As of December 31, 2023, our debt was $19,833 million, compared to $21,212 million as of December 31, 2022. This decrease was mainly due to $1,646 million senior notes repaid at maturity, partially offset by $302 million of exchange rate fluctuations. Additionally, during the first quarter of 2023, we repurchased $2,506 million aggregate principal amount of notes upon consummation of a cash tender offer, and issued $2,445 million of sustainability-linked senior notes net of issuance costs. In July 2023, a total amount of $700 million was withdrawn under our $1.8 billion unsecured syndicated sustainability-linked revolving credit facility, entered into in April 2022, as amended in February 2023 ("RCF"), of which $200 million was repaid in September 2023 and the remaining amount of $500 million was repaid in the fourth quarter of 2023. As of December 31, 2023 and as of the date of this press release, no amounts were outstanding under the RCF. The portion of total debt classified as short-term as of December 31, 2023 was 8%, compared to 10% as of December 31, 2022. Our average debt maturity was approximately 5.9 years as of December 31, 2023, compared to 5.8 years as of December 31, 2022.

In October 2023, Israel was attacked by a terrorist organization and entered a state of war. As of the date of this press release, the situation is evolving. Israel is included in Teva’s International Markets segment results. Teva’s global headquarters and several manufacturing and R&D facilities are located in Israel. Currently, such activities in Israel remain largely unaffected. Teva continues to maintain contingency plans with backup production locations for key products. During the year ended December 31, 2023, the impact of this war on Teva’s results of operations and financial condition was immaterial, but such impact may increase, which could be material, as a result of the continuation, escalation or expansion of such war.

Fourth Quarter 2023 Consolidated Results

The data presented in this press release with respect to operating income (loss), income (loss) before income taxes, income taxes (benefit), net income (loss) attributable to Teva and earnings (loss) per share for prior periods have been revised to reflect a revision in relation to a contingent consideration and related expenses as explained above.

Revenues in the fourth quarter of 2023 were $4,457 million, an increase of 15% in U.S. dollars or 14% in local currency terms compared to the fourth quarter of 2022. This increase was mainly due to an upfront payment received in connection with the collaboration on our anti-TL1A asset, the sale of certain product rights in our Europe segment, higher revenues from generic products in our International Markets segment and from AUSTEDO in our North America segment, partially offset by lower revenues from generic products and Anda in our North America segment, and from COPAXONE.

Exchange rate movements during the fourth quarter of 2023, net of hedging effects, positively impacted our revenues by $17 million, compared to the fourth quarter of 2022. Exchange rate movements during the fourth quarter of 2023, net of hedging effects, positively impacted our operating income and non-GAAP operating income by $11 million and $12 million, respectively, compared to the fourth quarter of 2022.

Gross profit in the fourth quarter of 2023 was $2,416 million, an increase of 36% compared to $1,770 million in the fourth quarter of 2022. Gross profit margin was 54.2% in the fourth quarter of 2023, compared to 45.6% in the fourth quarter of 2022. Non-GAAP gross profit was $2,592 million in the fourth quarter of 2023, an increase of 23% compared to the fourth quarter of 2022. Non-GAAP gross profit margin was 58.2% in the fourth quarter of 2023, compared to 54.2% in the fourth quarter of 2022. The increase in both gross profit margin and non-GAAP gross profit margin was mainly driven by an upfront payment received in connection with the collaboration on our anti-TL1A asset and a favorable mix of products in our North America segment, as well as the sale of certain product rights in our Europe segment, partially offset by higher cost of goods sold, mainly driven by higher costs due to inflationary and other macroeconomic pressures.

Research and Development (R&D) expenses, net in the fourth quarter of 2023 were $227 million, an increase of 8% compared to $210 million in the fourth quarter of 2022, as we continue to execute on our Pivot to Growth strategy. The increase in R&D expenses, net in the fourth quarter of 2023 was mainly due to an increase related to our late-stage innovative pipeline in neuroscience (mainly neuropsychiatry), in immunology and immuno-oncology, partially offset by a decline in various generics projects, as well as lower R&D expenses related to our biosimilar products pipeline. Our R&D expenses, net in the fourth quarter of 2023 were also impacted by reimbursements from our strategic partnerships entered into in 2023.

Selling and Marketing (S&M) expenses in the fourth quarter of 2023 were $610 million, an increase of 11% compared to the fourth quarter of 2022.

General and Administrative (G&A) expenses in the fourth quarter of 2023 were $291 million, an increase of 1% compared to the fourth quarter of 2022.

Other income in the fourth quarter of 2023 was $6 million, compared to $19 million in the fourth quarter of 2022.

Operating income in the fourth quarter of 2023 was $755 million, compared to an operating loss of $940 million in the fourth quarter of 2022. Operating income as a percentage of revenues was 17.0% in the fourth quarter of 2023, compared to operating loss of 24.2% in the fourth quarter of 2022. This increase was mainly due to goodwill impairment charges in the fourth quarter of 2022 and higher gross profit in the fourth quarter of 2023, partially offset by higher other assets impairments, restructuring and other items in the fourth quarter of 2023. Non-GAAP operating income in the fourth quarter of 2023 was $1,546 million representing a non-GAAP operating margin of 34.7% compared to non-GAAP operating income of $1,130 million representing a non-GAAP operating margin of 29.1% in the fourth quarter of 2022. The increase in non-GAAP operating margin in the fourth quarter of 2023 was mainly impacted by higher non-GAAP gross profit margin, as discussed above, as well as lower operating expenses as a percentage of revenues.

Adjusted EBITDA was $1,660 million in the fourth quarter of 2023, an increase of 34%, compared to $1,240 million in the fourth quarter of 2022.

Financial expenses, net in the fourth quarter of 2023 were $249 million, compared to $245 million in the fourth quarter of 2022. Financial expenses, net in the fourth quarter of 2023 and 2022, were mainly comprised of net interest expenses of $238 million and $222 million, respectively.

In the fourth quarter of 2023, we recognized a tax expense of $43 million on a pre-tax income of $507 million, mainly due to adjustments to valuation allowances on deferred tax assets. In the fourth quarter of 2022, we recognized a tax expense of $149 million on a pre-tax loss of $1,185 million. Non-GAAP tax rate in the fourth quarter of 2023 was 13.1%, compared to 11.0% in the fourth quarter of 2022. Our non-GAAP tax rate in the fourth quarter of 2023 was mainly affected by the generation of profits in various jurisdictions with different tax rates, adjustments to valuation allowances on deferred tax assets, interest expense disallowances, tax benefits in Israel and other countries, as well as infrequent or non-recurring items. Our non-GAAP tax rate in the fourth quarter of 2022 was mainly affected by the mix of products we sold, interest expense disallowances and adjustments to valuation allowances on deferred tax assets.

Net income attributable to Teva and diluted earnings per share in the fourth quarter of 2023 were $461 million and $0.41, respectively, compared to net loss of $1,301 million and loss per share of $1.17, respectively, in the fourth quarter of 2022. The higher net income in the fourth quarter of 2023 was mainly due to higher operating income in 2023, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the fourth quarter of 2023 were $1,135 million and $1.00, respectively, compared to $791 million and $0.71, respectively, in the fourth quarter of 2022.

Non-GAAP information: net non-GAAP adjustments in the fourth quarter of 2023 were $674 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the fourth quarter were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $144 million, of which $129 million is included in cost of sales and the remaining $16 million in S&M expenses;
  Legal settlements and loss contingencies of $34 million;
  Impairment of long-lived assets of $68 million;
  Restructuring expenses of $18 million;
  Costs related to regulatory actions taken in facilities of $2 million;
  Equity compensation expenses of $28 million;
  Contingent consideration expenses of $408 million;
  Accelerated depreciation of $6 million;
  Financial expenses of $13 million;
  Items attributable to non-controlling interests in an amount of $1 million;
  Other non-GAAP items of $81 million; and
  Corresponding tax effects and unusual tax items of $128 million.

We believe that excluding such items facilitates investors' understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods. For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the fourth quarter of 2023 was $1,184 million, compared to $973 million in the fourth quarter of 2022. The increase in the fourth quarter of 2023 resulted mainly from changes in working capital items, including positive impacts of accounts receivables and accounts payables, partially offset by the sale of accounts receivables under our U.S. securitization facility during 2022 and higher payments of legal settlements in connection with the opioids litigation. Cash flow generated from operating activities in the fourth quarter of 2023 included an upfront payment of $500 million received in connection with the collaboration on our anti-TL1A asset.

During the fourth quarter of 2023, we generated free cash flow of $1,486 million, which we define as comprising $1,184 million in cash flow generated from operating activities, $421 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program), partially offset by $120 million in cash used for capital investments, compared to $1,140 million in the fourth quarter of 2022. The increase resulted mainly from higher cash flow generated from operating activities.

Segment Results for the Fourth Quarter of 2023

North America Segment

Our North America segment includes the United States and Canada. As part of a recent shift in executive management responsibilities, commencing January 1, 2024, Canada will be reported as part of our International Markets segment.

The following table presents revenues, expenses and profit for our North America segment for the three months ended December 31, 2023 and 2022:

	Three months ended December 31,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,365	100%	$2,002	100%
Gross profit	1,470	62.2%	1,085	54.2%
R&D expenses	147	6.2%	131	6.6%
S&M expenses	261	11.0%	209	10.4%
G&A expenses	97	4.1%	113	5.7%
Other income	(1)	§	(2)	§
Segment profit*	$966	40.9%	$633	31.6%

* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our North America segment in the fourth quarter of 2023 were $2,365 million, an increase of 18% compared to the fourth quarter of 2022, mainly due to an upfront payment in connection with the collaboration on our anti-TL1A asset and higher revenues from AUSTEDO, partially offset by a lower revenues from generic products, COPAXONE and BENDEKA and TREANDA, as well as from Anda.

Revenues in the United States, our largest market, were $2,265 million in the fourth quarter of 2023, an increase of $352 million, or 18%, compared to the fourth quarter of 2022.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended December 31, 2023 and 2022:

	Three months ended December 31,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)

Generic products	$754	$818	(8%)
AJOVY	63	75	(17%)
AUSTEDO	408	344	18%
BENDEKA and TREANDA	53	75	(29%)
COPAXONE	78	101	(24%)
Anda	394	450	(13%)
Other	617	138	347%
Total	$2,365	$2,002	18%

* Other revenues mainly related to an upfront payment of $500 million received in the fourth quarter of 2023 in connection with the collaboration on our anti-TL1A asset.

Generic products revenues in our North America segment in the fourth quarter of 2023 decreased by 8% to $754 million, compared to the fourth quarter of 2022, mainly due to increased competition to parts of our portfolio.

In the fourth quarter of 2023, our total prescriptions were approximately 78 million representing 8% of total U.S. generic prescriptions according to IQVIA data.

AJOVY revenues in our North America segment in the fourth quarter of 2023 were $63 million compared to $75 million in the fourth quarter of 2022. This decrease was mainly due to lower volumes and unfavorable net pricing.

AUSTEDO revenues in our North America segment in the fourth quarter of 2023 were $408 million, compared to $344 million in the fourth quarter of 2022. This increase was mainly due to growth in volume including the launch of AUSTEDO XR in May 2023.

BENDEKA and TREANDA combined revenues in our North America segment in the fourth quarter of 2023 decreased by 29% to $53 million, compared to the fourth quarter of 2022, mainly due to generic bendamustine products entry into the market.

COPAXONE revenues in our North America segment in the fourth quarter of 2023 decreased by 24% to $78 million, compared to the fourth quarter of 2022, mainly due to generic competition in the United States and a decrease in glatiramer acetate market share due to availability of alternative therapies.

Anda revenues in our North America segment in the fourth quarter of 2023 decreased by 13% to $394 million, compared to the fourth quarter of 2022, mainly due to lower demand.

North America Gross Profit

Gross profit from our North America segment in the fourth quarter of 2023 was $1,470 million, an increase of 36% compared to the fourth quarter of 2022.

Gross profit margin for our North America segment in the fourth quarter of 2023 increased to 62.2%, compared to 54.2% in the fourth quarter of 2022. This increase was mainly due to an upfront payment in connection with the collaboration on our anti-TL1A asset as discussed above, partially offset by higher costs due to inflationary and other macroeconomic pressures.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the fourth quarter of 2023 was $966 million, an increase of 53% compared to $633 million in the fourth quarter of 2022. Profit increased mainly due to higher revenues, partially offset by higher S&M expenses.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended December 31, 2023 and 2022:

	Three months ended December 31,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,344	100%	$1,129	100%
Gross profit	783	58.3%	669	59.3%
R&D expenses	52	3.9%	55	4.9%
S&M expenses	203	15.1%	187	16.6%
G&A expenses	67	5.0%	63	5.6%
Other income	§	§	(2)	§
Segment profit*	$461	34.3%	$366	32.4%
___________
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the fourth quarter of 2023 were $1,344 million, an increase of $215 million, or 19%, compared to the fourth quarter of 2022. In local currency terms, revenues increased by 10%, mainly due to higher revenues from OTC products and AJOVY, partially offset by lower revenues from COPAXONE and certain other respiratory products. Our higher revenues in the fourth quarter of 2023 were also driven by the sale of certain product rights.

In the fourth quarter of 2023, revenues were positively impacted by exchange rate fluctuations of $100 million, including hedging effects, compared to the fourth quarter of 2022. Revenues in the fourth quarter of 2023 included $20 million from a negative hedging impact, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended December 31, 2023 and 2022:

	Three months ended December 31,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)
Generic products	$938	$914	3%
AJOVY	45	35	31%
COPAXONE	56	61	(8%)
Respiratory products	70	75	(7%)
Other	234	43	443%
Total	$1,344	$1,129	19%

* "Other" revenues were mainly related to the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the fourth quarter of 2023, increased by 3% to $938 million, compared to the fourth quarter of 2022. In local currency terms, revenues decreased by 3%, mainly due to price reductions related to generic products launched in 2022, partially offset by OTC price increases.

AJOVY revenues in our Europe segment in the fourth quarter of 2023 increased by 31% to $45 million, compared to the fourth quarter of 2022. In local currency terms, revenues increased by 26%, due to higher volumes.

COPAXONE revenues in our Europe segment in the fourth quarter of 2023 decreased by 8% to $56 million, compared to the fourth quarter of 2022. In local currency terms, revenues decreased by 13% mainly due to price reductions and a decline in volumes resulting from competing glatiramer acetate products and availability of alternative therapies.

Respiratory products revenues in our Europe segment in the fourth quarter of 2023 decreased by 7% to $70 million, compared to the fourth quarter of 2022. In local currency terms, revenues decreased by 12%, mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the fourth quarter of 2023 was $783 million, an increase of 17% compared to $669 million in the fourth quarter of 2022.

Gross profit margin for our Europe segment in the fourth quarter of 2023 decreased to 58.3%, compared to 59.3% in the fourth quarter of 2022. This decrease was mainly due to higher cost of goods sold mainly due to inflationary and other macroeconomic pressures, and a negative impact of hedging activities, partially offset by revenues from the sale of certain product rights in the fourth quarter of 2023.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the fourth quarter of 2023 was $461 million, an increase of 26% compared to $366 million in the fourth quarter of 2022. This increase was mainly due to higher gross profit.

International Markets Segment

Our International Markets segment includes all countries other than those in our North America and Europe segments.

As part of a recent shift in executive management responsibilities, commencing January 1, 2024, Canada will be reported under our International Markets segment and will no longer be included as part of our North America segment.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended December 31, 2023 and 2022:

	Three months ended December 31,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$502	100%	$482	100%
Gross profit	272	54.3%	253	52.6%
R&D expenses	20	3.9%	18	3.7%
S&M expenses	110	21.9%	112	23.2%
G&A expenses	30	6.0%	30	6.3%
Other income	(4)	(0.8%)	§	§
Segment profit*	$116	23.2%	$93	19.4%
__________
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the fourth quarter of 2023 were $502 million, an increase of $20 million, or 4%, compared to the fourth quarter of 2022. In local currency terms, revenues increased by 22% compared to the fourth quarter of 2022, mainly due to higher revenues in most markets, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended December 31, 2023 and 2022:

	Three months ended December 31,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)
Generic products	$420	$411	2%
AJOVY	13	13	§
COPAXONE	7	7	§
Other	62	51	23%
Total	$502	$482	4%

§ Represents an amount less than 0.5%.

Generic products revenues in our International Markets segment, including OTC products, were $420 million in the fourth quarter of 2023, an increase of 2% compared to the fourth quarter of 2022. In local currency terms, revenues increased by 24%, mainly due to higher revenues in most markets, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched by the end of 2023 in certain countries within our International Markets segment, including in Japan, Australia, Israel, South Korea, Brazil and others. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the fourth quarter of 2023 were $13 million, flat compared to the fourth quarter of 2022. In local currency terms, revenues increased by 7%.

COPAXONE revenues in our International Markets segment in the fourth quarter of 2023 were $7 million, flat compared to the fourth quarter of 2022. In local currency terms, revenues increased by 34%.

AUSTEDO was launched in 2021 in China and Israel and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia.

International Markets Gross Profit

Gross profit from our International Markets segment in the fourth quarter of 2023 was $272 million, an increase of 8% compared to $253 million in the fourth quarter of 2022.

Gross profit margin for our International Markets segment in the fourth quarter of 2023 increased to 54.3%, compared to 52.6% in the fourth quarter of 2022 mainly due to price increases largely as a result of higher costs due to inflationary pressure, a favorable mix of products sold, and a positive hedging impact.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the fourth quarter of 2023 was $116 million, compared to $93 million in the fourth quarter of 2022. This increase was mainly due to higher gross profit.

Other Activities

We have other sources of revenues, primarily the sale of active pharmaceutical ingredients ("APIs") to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments.

Our revenues from other activities in the fourth quarter of 2023 were $246 million, a decrease of 10% compared to the fourth quarter of 2022. In local currency terms revenues decreased by 11%.

API sales to third parties in the fourth quarter of 2023 were $153 million, a decrease of 9% in both U.S. dollars and local currency terms, compared to the fourth quarter of 2022.

On January 31, 2024, we announced that we intend to divest our API business (including its R&D, manufacturing and commercial activities) through a sale, which divestment is expected to be completed in the first half of 2025. The intention to divest is in alignment with our Pivot to Growth strategy. However, there can be no assurance regarding the ultimate timing or structure of the potential divestiture or that a divestiture will be agreed or completed at all.

2024 Non-GAAP Outlook

$ billions, except diluted EPS or as noted	2024 Outlook
Revenues*	$15.7 – $16.3
AUSTEDO ($m)*	~1,500
AJOVY ($m)*	~500
UZEDY ($m)*	~80
COPAXONE ($m)*	~400
Operating Income	4.0 – 4.5
Adjusted EBITDA	4.5 – 5.0
Finance Expenses ($m)	~1,000
Tax Rate	14% – 17%
Diluted EPS ($)	2.20-2.50
Free Cash Flow**	1.7 - 2.0
CAPEX*	~0.5

Foreign Exchange	Volatile swings in FX can negatively impact revenue and income
* Revenues and CAPEX presented on a GAAP basis.
** Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables

Annual Report on Form 10-K

Teva's Annual Report on Form 10-K for the year ended December 31, 2023, which will be filed with the SEC, will include a complete analysis of the financial results for 2023 and will be available on Teva’s website: http://ir.tevapharm.com, as well as on the SEC’s website: http://www.sec.gov.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, January 31, 2024 at 8:00 a.m. ET to discuss its fourth quarter and annual 2023 results and overall business environment. A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.

A live webcast of the call will be available on Teva's website at: http://ir.tevapharm.com/.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva’s website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a global pharmaceutical leader with a category-defying portfolio, harnessing our generics expertise and stepping up innovation to continue the momentum behind the discovery, delivery, and expanded development of modern medicine. For over 120 years, Teva's commitment to bettering health has never wavered. Today, the company’s global network of capabilities enables its 37,000 employees across 58 markets to push the boundaries of scientific innovation and deliver quality medicines to help improve health outcomes of millions of patients every day. To learn more about how Teva is all in for better health, visit www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; delays in launches of new generic products; our ability to develop and commercialize biopharmaceutical products; competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; our ability to successfully launch and execute our new Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines; and the effectiveness of our patents and other measures to protect our intellectual property rights, including any potential challenges to our Orange Book patent listings in the U.S.;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a future downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us.
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; our ability to attract, hire, integrate and retain highly skilled personnel; interruptions in our supply chain or problems with internal or third party manufacturing; disruptions of information technology systems; breaches of our data security; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism, such as the ongoing conflict between Russia and Ukraine and the state of war declared in Israel; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; the effect of governmental and civil proceedings and litigation which we are, or in the future become, party to; and our prospects and opportunities for growth if we sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively consummate such sales and divestitures;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; the effects of governmental and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; increased legal and regulatory action in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement with the U.S. Department of Justice; potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare, Medicaid and other governmental programs reporting and payment obligations; compliance with anti-corruption, sanctions and trade control laws; environmental risks; and the impact of Environmental, Social and Governance issues;
  the impact of the state of war declared in Israel and the military activity in the region, including the risk of disruptions to our operations and facilities, such as our manufacturing and R&D facilities, located in Israel, the impact of our employees who are military reservists being called to active military duty, and the impact of the war on the economic, social and political stability of Israel;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the state of war declared in Israel and the conflict between Russia and Ukraine; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business; and our ability to remediate any material weaknesses;

and other factors discussed in this press release, and in our Annual Report on Form 10-K for the year ended December 31, 2023, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
(Unaudited)

		Three months ended		Year ended
		December 31,		December 31,
		2023	2022	2023	2022
Net revenues		4,457	3,884	15,846	14,925
Cost of sales		2,041	2,113	8,200	7,952
Gross profit		2,416	1,770	7,645	6,973
Research and development expenses, net		227	210	953	838
Selling and marketing expenses		610	549	2,336	2,265
General and administrative expenses		291	289	1,162	1,180
Intangible assets impairment		61	132	350	355
Goodwill impairment		-	1,300	700	2,045
Other asset impairments, restructuring and other items		443	217	718	512
Legal settlements and loss contingencies		34	34	1,043	2,082
Other income		(6)	(19)	(49)	(107)
Operating income (loss)		755	(940)	433	(2,197)
Financial expenses – net		249	245	1,057	966
Income (loss) before income taxes		507	(1,185)	(624)	(3,163)
Income taxes (benefit)		43	149	(7)	(643)
Share in (profits) losses of associated companies, net		(1)	-	(2)	(21)
Net income (loss)		465	(1,333)	(615)	(2,499)
Net income (loss) attributable to non-controlling interests		4	(32)	(56)	(53)
Net income (loss) attributable to Teva		461	(1,301)	(559)	(2,446)

Earnings (loss) per share attributable to Teva:	Basic ($)	0.41	(1.17)	(0.50)	(2.20)
	Diluted ($)	0.41	(1.17)	(0.50)	(2.20)
Weighted average number of shares (in millions):	Basic	1,121	1,111	1,119	1,110
	Diluted	1,137	1,111	1,119	1,110

Non-GAAP net income attributable to Teva for diluted earnings per share:*		1,135	791	2,898	2,812

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	1.00	0.71	2.56	2.52

Non-GAAP average number of shares (in millions):	Diluted	1,137	1,121	1,131	1,115

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)
(Unaudited)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	3,226	2,801
Accounts receivables, net of allowance for credit losses of $95 million and $91 million as of December 31, 2023 and December 31, 2022	3,408	3,696
Inventories	4,021	3,833
Prepaid expenses	1,255	1,162
Other current assets	504	549
Assets held for sale	70	10
Total current assets	12,485	12,051
Deferred income taxes	1,812	1,458
Other non-current assets	470	441
Property, plant and equipment, net	5,750	5,739
Operating lease right-of-use assets	397	419
Identifiable intangible assets, net	5,387	6,270
Goodwill	17,177	17,633
Total assets	43,479	44,011

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	1,672	2,109
Sales reserves and allowances	3,535	3,750
Trade payables	2,602	1,887
Employee-related obligations	611	566
Accrued expenses	2,771	2,151
Other current liabilities	1,056	1,005
Total current liabilities	12,247	11,469

Long-term liabilities:
Deferred income taxes	606	548
Other taxes and long-term liabilities	4,019	3,945
Senior notes and loans	18,161	19,103
Operating lease liabilities	320	349
Total long-term liabilities	23,106	23,944
Equity:
Teva shareholders’ equity:	7,506	7,804
Non-controlling interests	620	794
Total equity	8,126	8,598
Total liabilities and equity	43,479	44,011

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Year ended		Three months ended
	December 31,		December 31,
	2023	2022	2023	2022
Operating activities:
Net income (loss)	$(615)	$(2,499)	$465	$(1,333)
Impairment of goodwill, long-lived assets and assets held for sale	1,078	2,447	68	1,445
Depreciation and amortization	1,153	1,308	266	306
Net change in operating assets and liabilities	(72)	1,355	292	329
Deferred income taxes — net and uncertain tax positions	(317)	(1,064)	34	155
Stock-based compensation	121	124	28	36
Net loss (gain) from investments and from sale of business and long lived assets	(41)	10	(10)	9
Other items	61	(91)	41	26
Net cash provided by (used in) operating activities	1,368	1,590	1,184	973

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	1,477	1,140	421	286
Purchases of property, plant and equipment and intangible assets	(526)	(548)	(120)	(142)
Proceeds from sale of business and long lived assets	68	68	-	23
Purchases of investments and other assets	(46)	(1)	(2)	-
Proceeds from sale of investments	-	4	-	2
Acquisitions of businesses, net of cash acquired	-	(7)	-	-
Other investing activities	(5)	-	2	1
Net cash provided by (used in) investing activities	968	656	301	170

Financing activities:
Repayment of senior notes and loans and other long term liabilities	(4,152)	(1,369)	-	(713)
Proceeds from senior notes, net of issuance costs	2,451	-	-	-
Proceeds from short term debt	700	-	-	-
Repayment of short term debt	(700)	-	(500)	-
Other financing activities	(212)	(118)	(76)	-
Net cash provided by (used in) financing activities	(1,913)	(1,487)	(576)	(713)
Translation adjustment on cash and cash equivalents	(30)	(123)	68	146
Net change in cash, cash equivalents and restricted cash	$393	$636	$977	$575
Balance of cash, cash equivalents and restricted cash at beginning of year	2,834	2,198	2,250	2,258
Balance of cash, cash equivalents and restricted cash at end of year	3,227	2,834	3,227	2,834

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets:
Cash and cash equivalents	3,226	2,801	3,226	2,801
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	1	33	1	33
	3,227	2,834	3,227	2,834

Reconciliation of gross profit to Non-GAAP gross profit

		Three months ended			Year ended
		December 31,			December 31,
($ in millions)		2023	2022		2023	2022
GAAP gross profit	($)	2,416	1,770	($)	7,645	6,973
GAAP gross profit margin		54.2%	45.6%		48.2%	46.7%
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		129	136		549	649
Costs related to regulatory actions taken in facilities		2	1		4	7
Equity compensation		4	4		19	21
Accelerated Depreciation		6	39		80	115
Other non-GAAP items(1)		35	154		173	290
Non-GAAP gross profit	($)	2,592	2,105	($)	8,470	8,056
Non-GAAP gross profit margin(2)		58.2%	54.2%		53.5%	54.0%

(1) Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs and other unusual events.
(2) Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)

		Three months ended			Year ended,
		December 31,			December 31,
($ in millions)		2023	2022		2023	2022
GAAP operating income (loss)(3)	($)	755	(940)	($)	433	(2,197)
GAAP operating margin(3)		17.0%	(24.2%)		2.7%	(14.7%)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		144	156		616	732
Legal settlements and loss contingencies		34	34		1,043	2,082
Goodwill impairment		-	1,300		700	2,045
Impairment of long-lived assets		68	145		378	402
Restructuring costs		18	30		111	146
Costs related to regulatory actions taken in facilities		2	1		4	7
Equity compensation		28	36		121	124
Contingent consideration(3)		408	148		548	261
Gain on sale of business		-	(15)		(3)	(47)
Accelerated depreciation		6	39		80	117
Other non-GAAP items(1)		81	196		330	465
Non-GAAP operating income (loss)	($)	1,546	1,130	($)	4,361	4,139
Non-GAAP operating margin(2)		34.7%	29.1%		27.5%	27.7%

(1) Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.
(2) Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.
(3) The data presented for prior periods have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. See note 1b to our consolidated financial statements for additional information.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva

		Three months ended			Year ended
		December 31,			December 31,
($ in millions except per share amounts)		2023	2022		2023	2022
GAAP Net income (loss) attributable to Teva(5)	($)	461	(1,301)	($)	(559)	(2,446)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		144	156		616	732
Legal settlements and loss contingencies		34	34		1,043	2,082
Goodwill impairment		-	1,300		700	2,045
Impairment of long-lived assets		68	145		378	402
Restructuring expenses		18	30		111	146
Costs related to regulatory actions taken in facilities		2	1		4	7
Equity compensation expenses		28	36		121	124
Contingent consideration expenses(5)		408	148		548	261
Gain on sale of business		-	(15)		(3)	(47)
Accelerated depreciation		6	39		80	117
Financial expenses		13	14		66	61
Share in profits (losses) of associated companies - net		-	-		-	(22)
Items attributable to non-controlling interests		(1)	(43)		(92)	(96)
Other non-GAAP items(1)		81	196		330	465
Corresponding tax effects and unusual tax items(5)		(128)	51		(446)	(1,021)	(4)
Non-GAAP net income attributable to Teva	($)	1,135	791	($)	2,898	2,812
Non-GAAP tax rate(2)		13.1%	11.0%		13.0%	11.7%

GAAP diluted earnings (loss) per share attributable to Teva	($)	0.41	(1.17)	($)	(0.50)	(2.20)
EPS difference(3)		0.59	1.88		3.06	4.73
Non-GAAP Diluted EPS attributable to Teva(3)	($)	1.00	0.71	($)	2.56	2.52
Non-GAAP average number of shares (in millions)(3)		1,137	1,121		1,131	1,115

(1) Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.
(2) Non-GAAP tax rate is tax expenses excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.
(3) EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.
(4) Includes a portion of the realization of a loss related to an investment in one of our U.S. subsidiaries as well as corresponding tax effects on non-GAAP items.
(5) The data presented for prior periods have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. See note 1b to our consolidated financial statements for additional information.

Reconciliation of net income (loss) to adjusted EBITDA

		Three months ended			Year ended
		December 31,			December 31,
($ in millions)		2023	2022		2023	2022
Net income (loss)	($)	465	(1,333)	($)	(615)	(2,499)
Increase (decrease) for excluded items:
Financial expenses		249	245		1,057	966
Income taxes		43	149		(7)	(643)
Share in losses of associated companies- net		(1)	-		(2)	(21)
Depreciation		120	150		537	576
Amortization		144	156		616	732
EBITDA	($)	1,020	(634)	($)	1,585	(889)
Legal settlements and loss contingencies		34	34		1,043	2,082
Goodwill impairment		-	1,300		700	2,045
Impairment of long lived assets		68	145		378	402
Restructuring costs		18	30		111	146
Costs related to regulatory actions taken in facilities		2	1		4	7
Equity compensation		28	36		121	124
Contingent consideration(1)		408	148		548	261
Gain on sale of business		-	(15)		(3)	(47)
Other non-GAAP items (2)		81	196		330	465
Adjusted EBITDA	($)	1,660	1,240	($)	4,818	4,598

(1) The data presented for prior periods have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. See note 1b to our consolidated financial statements for additional information.
(2) Includes other items primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

	Segment Information
	(Unaudited)

	North America		Europe		International Markets
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
	2023	2022	2023	2022	2023	2022

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,365	$2,002	$1,344	$1,129	$502	$482
Gross profit	1,470	1,085	783	669	272	253
R&D expenses	147	131	52	55	20	18
S&M expenses	261	209	203	187	110	112
G&A expenses	97	113	67	63	30	30
Other (income) expense	(1)	(2)	§	(2)	(4)	§
Segment profit	$966	$633	$461	$366	$116	$93

§ Represents an amount less than $0.5 million.

	Segment Information
	(Unaudited)

	North America		Europe		International Markets
	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2023	2022	2023	2022	2023	2022

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$8,124	$7,452	$4,837	$4,525	$1,958	$1,903
Gross profit	4,421	3,926	2,726	2,700	1,050	1,033
R&D expenses	625	532	220	213	83	72
S&M expenses	1,005	941	767	748	420	405
G&A expenses	403	474	263	246	118	119
Other (income) expense	(8)	(15)	(2)	(3)	(35)	(43)
Segment profit	$2,396	$1,993	$1,478	$1,496	$464	$479

Reconciliation of our segment profit
to consolidated income before income taxes

	Three months ended
	December 31,
	2023	2022

	(U.S.$ in millions)

North America profit	$966	$633
Europe profit	461	366
International Markets profit	116	93
Total segment profit	1,544	1,093
Profit (loss) of other activities	2	37
Total segment profit	1,546	1,130
Amounts not allocated to segments:
Amortization	144	156
Other asset impairments, restructuring and other items(1)	443	217
Goodwill impairment	-	1,300
Intangible asset impairments	61	132
Legal settlements and loss contingencies	34	34
Other unallocated amounts	108	231
Consolidated operating income (loss)(1)	756	(940)
Financial expenses - net	249	245
Consolidated income (loss) before income taxes(1)	$507	$(1,185)

(1) The data presented for prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. See note 1b to our consolidated financial statements for additional information.

Reconciliation of our segment profit
to consolidated income before income taxes

	Year ended
	December 31,
	2023	2022

	(U.S.$ in millions)

North America profit	$2,396	$1,993
Europe profit	1,478	1,496
International Markets profit	464	479
Total segment profit	4,338	3,968
Profit (loss) of other activities	24	172
Total segment profit	4,361	4,139
Amounts not allocated to segments:
Amortization	616	732
Other asset impairments, restructuring and other items(1)	718	512
Goodwill impairment	700	2,045
Intangible asset impairments	350	355
Legal settlements and loss contingencies	1,043	2,082
Other unallocated amounts	502	610
Consolidated operating income (loss)(1)	433	(2,197)
Financial expenses - net	1,057	966
Consolidated income (loss) before income taxes(1)	$(624)	$(3,163)

(1) The data presented for prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. See note 1b to our consolidated financial statements for additional information.

Revenues by Activity and Geographical Area

	Year ended
	December 31,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
North America segment
Generics products	$3,475	3,549	(2%)
AJOVY	230	218	6%
AUSTEDO	1,225	963	27%
BENDEKA/TREANDA	241	316	(24%)
COPAXONE	320	387	(17%)
Anda	1,577	1,471	7%
Other	1,056	549	92%
Total	8,124	7,452	9%

	Year ended
	December 31,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
Europe segment
Generics products	$3,664	$3,466	6%
AJOVY	160	124	29%
COPAXONE	231	268	(14%)
Respiratory products	265	273	(3%)
Other	516	393	31%
Total	4,837	4,525	7%

	Year ended
	December 31,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
International Markets segment
Generics products	$1,594	$1,586	1%
AJOVY	44	35	25%
COPAXONE	39	36	9%
Other	281	246	14%
Total	1,958	1,903	3%

Revenues by Activity and Geographical Area

	Three months ended
	December 31,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
North America segment
Generics products	$754	$818	(8%)
AJOVY	63	75	(17%)
AUSTEDO	408	344	18%
BENDEKA/TREANDA	53	75	(29%)
COPAXONE	78	101	(24%)
Anda	394	450	(13%)
Other	617	138	347%
Total	2,365	2,002	18%

	Three months ended
	December 31,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
Europe segment
Generics products	$938	$914	3%
AJOVY	45	35	31%
COPAXONE	56	61	(8%)
Respiratory products	70	75	(7%)
Other	234	43	443%
Total	1,344	1,129	19%

	Three months ended
	December 31,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
International Markets segment
Generics products	$420	$411	2%
AJOVY	13	13	§
COPAXONE	7	7	§
Other	62	51	23%
Total	502	482	4%

§ Represents an amount less than 0.5%.

Free cash flow reconciliation

	Year ended December 31,
	2023	2022

	(U.S. $ in millions)

Net cash provided by operating activities	1,368	1,590
Beneficial interest collected in exchange for securitized trade receivables	1,477	1,140
Purchases of property, plant and equipment and intangible assets	(526)	(548)
Proceeds from sale of business and long lived assets	68	68
Acquisition of subsidiary, net of cash acquired	-	(7)
Free cash flow	$2,387	$2,243

Free cash flow reconciliation

	Three months ended December 31,
	2023	2022

	(U.S. $ in millions)

Net cash provided by operating activities	1,184	973
Beneficial interest collected in exchange for securitized accounts receivables	421	286
Purchases of property, plant and equipment and intangible assets	(120)	(142)
Proceeds from sale of business and long lived assets	-	23
Free cash flow	$1,486	$1,140

Contacts

IR Contacts

Ran Meir
(215) 591-8912

Yael Ashman
+972 (3) 914 8262
Sanjeev Sharma
(267) 658-2700

PR Contacts

Kelley Dougherty
(973) 832-2810
Eden Klein
+972 (3) 906 2645